Exhibit 99.1

Strong Fourth Quarter Supports Excellent 2008 for Bristol-Myers Squibb

•	Key Franchises and Products Drive Solid Top-Line Growth

•	Financial Results Supported by Significant Improvement in Gross Profit and Improved Cost Management Driven Largely By Productivity Initiatives

•	Provides 2009 GAAP EPS Guidance Range of $1.58 to $1.73; Non-GAAP EPS Guidance Range of $1.85 to $2.00

(NEW YORK, January 27, 2009) – Bristol-Myers Squibb Company (NYSE: BMY) today announced strong fourth quarter sales and earnings growth completing the company’s excellent overall 2008 financial performance.

“In the quarter, and in the past year, we’ve taken decisive action as a BioPharma leader to become leaner and more agile,” said James M. Cornelius, chairman and chief executive officer. “I’m particularly pleased by our global commercial teams in presenting our value proposition to customers and payers. We’ve executed with speed and rigor against our strategy. Results this quarter continued to be strong, capping off an outstanding year.

“We are reaching our objectives in all areas. Our favorable cash position expedites our business development efforts. Our ‘String of Pearls’ grows more valuable with each asset and alliance we add. And we’re becoming more productive, as seen in our growing profit margins.

“In 2009, we expect to deliver on our promises to advance our innovative pipeline, execute our business development plans, grow margins and meet our productivity goals. We are well on-track to fulfill our commitments to patients and shareholders, and to navigate the challenges of coming years.”

	Fourth Quarter
$ amounts in millions, except per share amounts
	2008	2007	Change
Net Sales	$5,249	$5,058	4%
Net Earnings/(Loss) Per Common Share – Diluted	0.63	(0.05)	*
GAAP Diluted EPS From Continuing Operations	0.61	(0.10)	*
Non-GAAP Diluted EPS From Continuing Operations	0.46	0.30	53%

	Full Year
	2008	2007	Change
Net Sales	$20,597	$18,193	13%
Net Earnings Per Common Share – Diluted	2.63	1.09	141%
GAAP Diluted EPS From Continuing Operations	1.59	0.88	81%
Non-GAAP Diluted EPS From Continuing Operations	1.74	1.27	37%
* in excess of +/-200%

FOURTH QUARTER RESULTS

•

Bristol-Myers Squibb posted fourth quarter 2008 net sales from continuing operations of $5.2 billion, an increase of 4%, or 8% excluding foreign exchange impact, compared to the same period in 2007. Pharmaceutical net sales totaled $4.5 billion and sales from Mead Johnson Nutrition Company totaled $707 million in the fourth quarter of 2008, representing increases of 4% and 6%, respectively, compared to 2007.

•

U.S. pharmaceutical net sales increased 13% to $2.8 billion in the fourth quarter of 2008 compared to the same period in 2007. International pharmaceutical net sales decreased 9% to $1.7 billion. This decrease was due primarily to an 8% unfavorable foreign exchange impact and the divestiture and erosion of some mature brands in Latin America, Middle East and Japan.

•

Gross profit as a percentage of net sales improved to 71.0% in the fourth quarter 2008 compared to 66.1% in 2007. This improvement was mostly driven by higher manufacturing rationalization charges in 2007, cost improvements, favorable product mix and price increases.

•	Marketing, selling and administrative expenses increased by 2%, or 7% excluding foreign exchange impact, to $1.3 billion in the fourth quarter of 2008 compared to the same period in 2007.

•	Advertising and product promotion spending decreased by 3%, or was flat excluding foreign exchange impact, to $449 million in the fourth quarter of 2008, compared to the same period in 2007.

•

Research and development expenses increased by 29%, or 31% excluding foreign exchange impact, to $1.1 billion in the fourth quarter of 2008 compared to the same period in 2007. The increase was due to upfront and milestone payments to Exelixis in 2008 as part of an expansion of the collaboration between the companies.

•

The effective tax rate on earnings from continuing operations before minority interest and income taxes was 22.5% for the fourth quarter of 2008, and includes the full-year impact of the research and development tax credit.

•

The company reported fourth quarter net earnings from continuing operations of $1.2 billion or $0.61 per diluted share, compared to net loss of $192 million or $0.10 per diluted share for the same period in 2007. The fourth quarter 2008 net earnings include a $582 million after tax gain, or $0.29 per diluted share, mainly attributed to the proceeds from the sale of our stake in ImClone Systems. An overview of the specified items is discussed under “Use of Non-GAAP Financial Information.”

PRODUCT AND PIPELINE UPDATE

•

Bristol-Myers Squibb’s top-line growth in the fourth quarter was led by key drivers including steady growth for PLAVIX in the U.S. and strong sales increases for ABILIFY across all indications and regions. ORENCIA and SPRYCEL sales continued to grow, fueled by additional indications and country approvals. The company’s virology portfolio, led by the SUSTIVA franchise for HIV and BARACLUDE for hepatitis B also demonstrated consistent growth worldwide.

•

In December, the company and its marketing partner, sanofi-aventis, announced that the U.S. Court of Appeals for the Federal Circuit upheld the June 19, 2007 decision by the U.S. District Court for the Southern District of New York holding the U.S. patent 4,847,265 covering clopidogrel bisulphate, the active ingredient in PLAVIX, valid and enforceable. As a result of this ruling, the ‘265 patent protection for this product is maintained in the United States until November 2011, subject to any further legal proceedings.

•

In the fourth quarter, the company submitted a supplemental biologics licensing application (sBLA) which was accepted for filing by the FDA for the use of ORENCIA for patients with early rheumatoid arthritis.

•

The company announced new data in November from two separate cohort evaluations, which suggest that long-term treatment with BARACLUDE may reduce liver damage caused by chronic hepatitis B. Long-term treatment with BARACLUDE was associated with improved liver histology, including improvement in fibrosis, in chronic hepatitis B patients.

•

On October 1, the FDA approved the use of REYATAZ 300 milligram once-daily boosted with ritonavir 100 milligram as part of combination therapy in previously untreated (treatment-naïve) HIV-1 infected patients.

•

In November, the Committee for Medicinal Products for Human Use (CHMP) in Europe issued a negative opinion on the marketing authorization application for IXEMPRA (ixabepilone) in the treatment of patients with metastatic breast cancer. Bristol-Myers Squibb submitted a request for re-examination of the opinion and will continue to work closely with the agency.

•	In January 2009, the company announced the approval of SPRYCEL in Japan.

SELECTED BALANCE SHEET AND CASH UPDATE

Bristol-Myers Squibb continues to make significant progress in strengthening its balance sheet and cash position. The company launched a new working capital initiative during the quarter with the goal of improving cash flows by approximately $1 billion by 2010. This will help provide greater flexibility for future strategic investments.

The company’s cash and cash equivalents were $8.0 billion as of December 31, 2008 of which a significant majority was invested in U.S. Treasury Bills and Treasury-backed securities. The company’s net cash position improved to $1.5 billion from $1.2 billion as of September 30. The company received $1.0 billion in the fourth quarter from the sale of its shares of ImClone Systems and also received proceeds from the sale of a non-core businesses.

PRODUCTIVITY TRANSFORMATION UPDATE

In December 2007 and July 2008, Bristol-Myers Squibb announced parts of its overall Productivity Transformation Initiative (PTI) designed to create a total of $2.5 billion in productivity cost savings and avoidance by 2012. The company has identified projects to deliver the entire $2.5 billion and by the end of 2008, had executed actions against projects to deliver approximately $1.2 billion in annual productivity savings.

These successful continuous improvement initiatives encompass all areas of the company including procurement, research and development, supply chain optimization and commercial operations. As planned, the company has streamlined the organization, which has included the reduction of headcount, in alignment with the new BioPharma model. The total charges associated with both previously-announced waves of PTI are estimated to be in the range of $1.3 billion to $1.6 billion, which includes approximately $700 million of costs already incurred.

BUSINESS DEVELOPMENT UPDATE

Bristol-Myers Squibb continued to move forward with the previously-announced initial public offering of Mead Johnson Nutrition Company and intends to complete the transaction in the first half of 2009.

The company is focused on supplementing its internal research and development portfolio with strategic partnerships and acquisitions. In December, the company announced a global collaboration with Exelixis, Inc. covering two novel molecules for cancer: XL184, a small molecule inhibitor of MET, VEGFR2 and RET, which is currently in Phase III development for medullary thyroid cancer and XL281, a small molecule inhibitor of RAF kinase, which is currently in Phase I development for the treatment of patients with advanced solid tumor malignancies.

The company and its partner AstraZeneca announced the expansion of the companies’ worldwide collaboration to develop and commercialize dapagliflozin in Japan. Dapagliflozin is currently being studied in Phase III clinical trials to assess its efficacy and safety as a once-daily treatment for type 2 diabetes.

On January 12, 2009 the company announced a global collaboration with ZymoGenetics for a PEG-interferon lambda, a novel type 3 interferon currently in Phase Ib development for the treatment of Hepatitis C, and its related development program.

2009 GUIDANCE

Bristol-Myers Squibb has provided 2009 GAAP EPS guidance of $1.58 to $1.73 and non-GAAP EPS guidance of $1.85 to $2.00. Key non-GAAP guidance assumptions include low single-digit revenue growth (mid-to-high single digit growth excluding foreign exchange); slight improvement in gross margins; advertising and promotion increase in the low-to-mid single-digit range; marketing, sales and administrative expense decrease in the low-to-mid single digits; research and development expense growth in the mid single-digit range; and an effective tax rate of approximately 24%.

The company reaffirms guidance that it expects non-GAAP earnings per share from continuing operations to grow at a minimum of 15 percent compounded annual growth rate, from the 2007 base through 2010 without rebasing for the sale of the ConvaTec business, excluding costs associated with the PTI and other specified items that have not yet been identified and quantified.

The non-GAAP 2009 guidance and the three-year compound annual growth rate exclude other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings;

upfront and milestone payments for licensing arrangements; payments for in-process research and development; debt retirement costs; impairments to investments; and significant tax events.

The financial guidance for 2009 and the three-year compound annual growth rate exclude the impact of any potential strategic acquisitions and divestitures and further assume that the company and its partner, sanofi-aventis, maintain U.S. exclusivity for the PLAVIX® patent through at least 2010.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and earnings per share information, adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: charges related to implementation of the Productivity Transformation Initiative and the company’s strategy for Mead Johnson Nutritionals; gains or losses from the sale of businesses and product lines; the sale and leaseback of properties; discontinued operations; restructuring and other exit costs; accelerated depreciation charges; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; payments for in-process research and development; impairments to investments; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings and earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors (including whether uncertainties in or further deterioration of the credit and capital markets will lead to future impairments to the company’s investment portfolio), competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appealing of the Circuit court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its Productivity Transformation Initiative, the expiration of patents or data protection on certain products (including the expiration of data protection for PLAVIX® in the European Union), and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement on Mead Johnson Nutrition Company Registration Statement

A registration statement relating to the securities of Mead Johnson Nutrition Company has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted before the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life.

There will be a conference call on January 27, 2009 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 913-312-1265, confirmation code 8272493. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Brian Henry, 609-252-3337, Communications, Tracy Furey, 609-252-3208, Communications, John Elicker, 609-252-4611, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Pharmaceuticals	$4,542	$4,388	$17,715	$15,622

Nutritionals	707	670	2,882	2,571

Net Sales	$5,249	$5,058	$20,597	$18,193

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and twelve months ended December 31, 2008 compared to the three and twelve months ended December 31, 2007. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
	2008	2007	% Change	2008		2007	% Change	% Change in U.S. Total Prescriptions vs. 2007
Three Months Ended December 31,

Pharmaceuticals
Cardiovascular
Plavix	$1,469	$1,374	7%	$1,311		$1,178	11%	3%
Avapro/Avalide	316	328	(4)%	188		183	3%	(8)%
Pravachol	27	90	(70)%	(17	)*	18	(194)%	(47)%
Virology
Reyataz	329	334	(1)%	172		165	4%	14%
Sustiva Franchise (total revenue)	300	260	15%	193		162	19%	14%
Baraclude	153	99	55%	40		29	38%	43%
Oncology
Erbitux	182	185	(2)%	179		182	(2)%	N/A
Taxol	99	114	(13)%	4		5	(20)%	N/A
Sprycel	86	56	54%	30		17	76%	18%
Ixempra	25	15	67%	23		15	53%	N/A
Affective (Psychiatric) Disorders
Abilify	606	462	31%	490		361	36%	31%
Immunoscience
Orencia	129	75	72%	106		66	61%	N/A
Nutritionals
Enfamil	285	280	2%	179		179	—	N/A

*	Negative sales attributed to increased returns reserve.

(Continued)

	Worldwide Net Sales			U.S. Net Sales
	2008	2007	% Change	2008		2007	% Change	% Change in U.S. Total Prescriptions vs. 2007
Twelve Months Ended December 31

Pharmaceuticals
Cardiovascular
Plavix	$5,603	$4,755	18%	$4,920		$4,060	21%	19%
Avapro/Avalide	1,290	1,204	7%	735		692	6%	(7)%
Pravachol	203	443	(54)%	(10	)**	139	(107)%	(75)%
Virology
Reyataz	1,292	1,124	15%	667		587	14%	14%
Sustiva Franchise (total revenue)	1,149	956	20%	724		604	20%	14%
Baraclude	541	275	97%	140		88	59%	55%
Oncology
Erbitux	749	692	8%	739		683	8%	N/A
Taxol	385	422	(9)%	6		14	(57)%	N/A
Sprycel	310	158	96%	92		58	59%	36%
Ixempra	101	15	*	98		15	*	N/A
Affective (Psychiatric) Disorders
Abilify	2,153	1,660	30%	1,676		1,305	28%	23%
Immunoscience
Orencia	441	231	91%	363		216	68%	N/A
Nutritionals
Enfamil	1,157	1,082	7%	715		722	(1)%	N/A

*	In excess of +/- 200%
**	Negative sales attributed to increased returns reserve.

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Sales	$5,249	$5,058	$20,597	$18,193

Cost of products sold	1,522	1,716	6,396	5,868
Marketing, selling and administrative	1,285	1,256	4,792	4,516
Advertising and product promotion	449	465	1,550	1,415
Research and development	1,143	889	3,585	3,227
Acquired in-process research and development	—	230	32	230
Provision for restructuring, net	151	139	218	183
Litigation expense, net	1	—	33	14
Gain on sale of product lines and businesses	(159)	—	(159)	(273)
Equity in net income of affiliates	(139)	(131)	(617)	(524)
Other (income)/expense, net(a)	(892)	322	(704)	351

Total expenses	3,361	4,886	15,126	15,007

Earnings from Continuing Operations Before Minority Interest and Income Taxes	1,888	172	5,471	3,186
Provision for income taxes	424	147	1,320	682
Minority interest, net of taxes	266	217	996	763

Net Earnings/(Loss) from Continuing Operations	1,198	(192)	3,155	1,741

Discontinued Operations:
Earnings, net of taxes	6	103	113	424
Gain on Disposal, net of taxes	40	—	1,979	—

	46	103	2,092	424

Net Earnings/(Loss)	$1,244	$(89)	$5,247	$2,165

Earnings per Common Share
Basic:
Net Earnings/(Loss) from Continuing Operations	$0.61	$(0.10)	$1.60	$0.88
Discontinued Operations:
Earnings, net of taxes	—	0.05	0.05	0.22
Gain on Disposal, net of taxes	0.02	—	1.00	—

Net Earnings/(Loss) per Common Share	$0.63	$(0.05)	$2.65	$1.10

Diluted:
Net Earnings/(Loss) from Continuing Operations	$0.61	$(0.10)	$1.59	$0.88
Discontinued Operations:
Earnings, net of taxes	—	0.05	0.05	0.21
Gain on Disposal, net of taxes	0.02	—	0.99	—

Net Earnings/(Loss) per Common Share	$0.63	$(0.05)	$2.63	$1.09

Average Common Shares Outstanding:
Basic	1,978	1,975	1,977	1,970
Diluted	1,982	1,975	2,001	1,980

(a) Other (income)/expense, net
Interest expense	$73	$96	$310	$421
Interest income	(19)	(57)	(130)	(241)
Impairment charge of marketable securities	77	275	324	275
Sale of ImClone shares	(895)	—	(895)	—
Foreign exchange transaction (gains)/losses	(42)	(9)	(76)	15
Other, net	(86)	17	(237)	(119)

	$(892)	$322	$(704)	$351

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Unaudited, dollars in millions)

Three months ended December 31, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Provision for restructuring, net	Litigation expense, net	Gain on sale of product lines and businesses	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$122	$—	$—	$—	$122
Accelerated depreciation, asset impairment and other shutdown costs	6	—	—	20	—	—	8	34
Pension settlements/curtailments	9	—	—	—	—	—	8	17
Process standardization implementation costs	—	45	—	—	—	—	—	45
Termination of lease contracts	—	—	—	9	—	—	6	15
Gain on sale of product lines and businesses	—	—	—	—	—	(159)	—	(159)

	15	45	—	151	—	(159)	22	74

Litigation Matters:
Litigation settlement	—	—	—	—	1	—	—	1
Insurance recovery	—	—	—	—	—	—	(20)	(20)

Other:
Mead Johnson Nutritionals charges	—	31	—	—	—	—	3	34
Upfront and milestone payments	—	—	260	—	—	—	—	260
Asset impairment	27	—	13	—	—	—	—	40
Auction rate securities impairment and (gains)/losses	—	—	—	—	—	—	77	77
Debt buyback and swap terminations	—	—	—	—	—	—	(57)	(57)
Gain on sale of ImClone shares	—	—	—	—	—	—	(895)	(895)

	$42	$76	$273	$151	$1	$(159)	$(870)	(486)

Income taxes on items above								193

Increase to Net Earnings from Continuing Operations								$(293)

Three months ended December 31, 2007

	Cost of products sold	Marketing, selling and administrative	Research and development	Acquired in-process research and development	Provision for restructuring, net	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$—	$139	$6	$145
Accelerated depreciation and asset impairment	102	8	—	—	—	—	110
Process standardization implementation costs	—	5	—	—	—	32	37

	102	13	—	—	139	38	292

Other:
Product liability	—	—	—	—	—	10	10
Upfront and milestone payments and acquired in-process research and development	—	—	5	230	—	—	235
Auction rate securities impairment	—	—	—	—	—	275	275
Accelerated depreciation, asset impairment and contract termination	31	—	—	—	—	23	54
Gain on sale of properties	—	—	—		—	(9)	(9)

	$133	$13	$5	$230	$139	$337	857

Income taxes on items above							(70)

Decrease to Net Earnings from Continuing Operations						$787

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Unaudited, dollars in millions)

Twelve months ended December 31, 2008

	Cost of products sold	Marketing, selling and administrative	Research and development	Acquired in-process research and development	Provision for restructuring, net	Litigation expense, net	Gain on sale of product lines and businesses	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$—	$189	$—	$—	$—	$189
Accelerated depreciation, asset impairment and other shutdown costs	213	—	—	—	20	—	—	8	241
Pension settlements/curtailments	9	—	—	—	—	—	—	8	17
Process standardization implementation costs	—	109	—	—	—	—	—	—	109
Gain on sale and leaseback of properties	—	—	—	—	—	—	—	(9)	(9)
Termination of lease contracts	—	—	—	—	9	—	—	6	15
Gain on sale of product lines and businesses	—	—	—	—	—	—	(159)	—	(159)

	222	109	—	—	218	—	(159)	13	403

Litigation Matters:
Litigation settlement	—	—	—	—	—	33	—	—	33
Insurance recovery	—	—	—	—	—	—	—	(20)	(20)

Other:
Mead Johnson Nutritionals charges	—	41	—	—	—	—	—	3	44
Product liability	—	—	—	—	—	—	—	18	18
Upfront and milestone payments and acquired in-process research & development	—	—	348	32	—	—	—	—	380
Asset impairment	27	—	13	—	—	—	—	—	40
Auction rate securities impairment and (gains)/losses	—	—	—	—	—	—	—	324	324
Debt buyback and swap terminations	—	—	—	—	—	—	—	(57)	(57)
Gain on sale of ImClone shares	—	—	—	—	—	—	—	(895)	(895)

	$249	$150	$361	$32	$218	$33	$(159)	$(614)	270

Income taxes on items above									39

Decrease to Net Earnings from Continuing Operations									$309

Twelve months ended December 31, 2007

	Cost of products sold	Marketing, selling and administrative	Research and development	Acquired in-process research and development	Provision for restructuring, net	Litigation expense, net	Gain on sale of product lines and businesses	Other (income)/ expense, net	Total
Productivity Transformation Initiative:
Downsizing and streamlining of worldwide operations	$—	$—	$—	$—	$139	$—	$—	$6	$145
Accelerated depreciation and asset impairment	102	8	—	—	—	—	—	—	110
Process standardization implementation costs	—	5	—	—	—	—	—	32	37

	102	13	—	—	139	—	—	38	292

Other:
Litigation settlement	—	—	—	—	—	14	—	—	14
Insurance recovery	—	—	—	—	—	—	—	(11)	(11)
Product liability	—	—	—	—	—	—	—	15	15
Upfront and milestone payments and acquired in-process research and development	—	—	162	230	—	—	—	—	392
Auction rate securities impairment	—	—	—	—	—	—	—	275	275
Downsizing and streamlining of worldwide operations	—	—	—	—	44	—	—	—	44
Accelerated depreciation, asset impairment and contract termination	77	—	—	—	—	—	—	23	100
Gain on sale of properties and product lines and businesses	—	—	—	—	—	—	(273)	(9)	(282)

	$179	$13	$162	$230	$183	$14	$(273)	$331	839

Income taxes on items above									(33)
Change in estimate for taxes on a prior year item									(39)

Decrease to Net Earnings from Continuing Operations									$767

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	GAAP	Q4 2008 Specified Items*	Non GAAP	GAAP	Q4 2007 Specified Items*	Non GAAP
Net Sales	$5,249		$5,249	$5,058		$5,058
Cost of Products Sold	1,522	(42)	1,480	1,716	(133)	1,583

Gross Profit	3,727	42	3,769	3,342	133	3,475
Gross Margin as a % of Sales	71.0%	0.8%	71.8%	66.1%	2.6%	68.7%

Marketing Selling and Admin	1,285	(76)	1,209	1,256	(13)	1,243
Advertising and Product Promotion	449	—	449	465	—	465

Total SGA	1,734	(76)	1,658	1,721	(13)	1,708
SG&A as a % of Sales	33.0%	(1.4)%	31.6%	34.0%	(0.2)%	33.8%
R&D	1,143	(273)	870	889	(5)	884
R&D as a % of Sales	21.8%	(5.2)%	16.6%	17.6%	(0.1)%	17.5%

Acquired in-process research and development	—	—	—	230	(230)	—
Provision for restructuring, net	151	(151)	—	139	(139)	—
Litigation expense, net	1	(1)	—	—	—	—
Gain on sale of product lines and businesses	(159)	159	—	—	—	—
Equity in Net Income of Affiliates	(139)	—	(139)	(131)	—	(131)
Other (income)/expense, net	(892)	870	(22)	322	(337)	(15)

Earnings from Continuing Operations Before Minority Interest & Taxes	$1,888	(486)	$1,402	$172	857	$1,029

Provision for income taxes	424	(193)	231	147	70	217

Minority Interest, net of taxes	266	—	266	217	—	217

Net Earnings/(Loss) – Continuing Operations	1,198	(293)	905	(192)	787	595
Net Earnings – Discontinued Ops	46	—	46	103	—	103

Net Earnings/(Loss)	$1,244	(293)	$951	$(89)	787	$698

Interest Exp on Conv. Of Conv Debt Bonds	—		—	—		10
Net Earnings/(Loss) used for Diluted EPS Calc – Continuing Operations.	$1,198	(293)	$905	$(192)		$605

Avg Shares (Diluted)	1,982		1,982	1,975		2,014
Diluted EPS – Continuing Operations	$0.61	(0.15)	$0.46	$(0.10)	0.40	$0.30

Net Earnings – Continuing Operations as a % Of sales	22.8%	(5.6)%	17.2%	(3.8)%	15.6%	11.8%
Effective Tax Rate	22.5%	(6.0)%	16.5%	85.5%	(64.4)%	21.1%

* Please refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY

RECONCILIATION OF GAAP RESULTS OF CONTINUING OPERATIONS

TO NON-GAAP RESULTS OF CONTINUING OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Unaudited, amounts in millions except per share data)

	GAAP	YTD 2008 Specified Items*	Non GAAP	GAAP	YTD 2007 Specified Items*	Non GAAP
Net Sales	$20,597		$20,597	$18,193		$18,193
Cost of Products Sold	6,396	(249)	6,147	5,868	(179)	5,689

Gross Profit	14,201	249	14,450	12,325	179	12,504
Gross Margin as a % of Sales	68.9%	1.3%	70.2%	67.7%	1.0%	68.7%

Marketing Selling and Admin	4,792	(150)	4,642	4,516	(13)	4,503
Advertising and Product Promotion	1,550	—	1,550	1,415	—	1,415

Total SGA	6,342	(150)	6,192	5,931	(13)	5,918
SG&A as a % of Sales	30.8%	(0.7%)	30.1%	32.6%	(0.1)%	32.5%

R&D	3,585	(361)	3,224	3,227	(162)	3,065

R&D as a % of Sales	17.4%	(1.7%)	15.7%	17.7%	(0.9)%	16.8%

Acquired in-process research and development	32	(32)	—	230	(230)	—
Provision for restructuring, net	218	(218)	—	183	(183)	—
Litigation expense, net	33	(33)	—	14	(14)	—
Gain on sale of product lines and businesses	(159)	159	—	(273)	273	—
Equity in Net Income of Affiliates	(617)	—	(617)	(524)	—	(524)
Other (income)/expense, net	(704)	614	(90)	351	(331)	20

Earnings from Continuing Operations Before Minority Interest & Taxes	$5,471	270	$5,741	$3,186	839	$4,025

Provision for income taxes	1,320	(39)	1,281	682	72	754
Minority Interest, net of taxes	996	—	996	763	—	763

Net Earnings – Continuing Operations	3,155	309	3,464	1,741	767	2,508

Net Earnings – Discontinued Ops	2,092	—	2,092	424	—	424

Net Earnings	$5,247	309	$5,556	$2,165	767	$2,932

Interest Exp on Conv. Of Conv Debt Bonds	16	—	16	—	—	38
Net Earnings used for Diluted EPS Calc – Continuing Operations.	$3,171	309	$3,480	$1,741		$2,546

Avg Shares (Diluted)	2,001		2,001	1,980		2,009

Diluted EPS – Continuing Operations	$1.59	0.15	$1.74	$0.88	0.39	$1.27

Net Earnings – Continuing Operations as a % of sales	15.3%	1.5%	16.8%	9.6%	4.2%	13.8%

Effective Tax Rate	24.1%	(1.8%)	22.3%	21.4%	(2.7)%	18.7%

* Please refer to the Specified Items schedules for further details

BRISTOL-MYERS SQUIBB COMPANY

NET DEBT CALCULATION

AS OF DECEMBER 31, 2008 AND SEPTEMBER 30, 2008

(Unaudited, dollars in millions)

	December 31, 2008	September 30, 2008
Cash and cash equivalents	$7,976	$7,173
Marketable securities-current	289	258
Short-term borrowings	(154)	(135)
Long-term debt	(6,585)	(6,120)

Net cash	$1,526	$1,176